Exhibit 99.1

SP Acquisition Holdings, Inc. Receives Notice from Exchange

NEW YORK, NY, February 13, 2009 - SP Acquisition Holdings, Inc. (SYMBOL: DSP) (the "Company") announced today that on February 10, 2009 it had received a letter (the “Letter”) from the Corporate Compliance Department of NYSE Alternext US LLC (the “Exchange”), notifying the Company that it is below certain of the Exchange’s continued listing standards in that it had failed to hold an annual meeting of stockholders in 2008, in violation of Section 704 of the NYSE Alternext US LLC Company Guide (the “Company Guide”).  The Company was afforded the opportunity submit a plan to the Exchange by March 10, 2009 advising the Exchange of actions it has taken or will take that will bring the Company into compliance with Section 704 of the Company Guide (the “Plan”).

The Company will hold a meeting of stockholders to approve an initial business combination if it enters an agreement for an initial business combination. If the Company is unable to complete a business combination, its corporate existence will cease except for the purposes of winding up its affairs and liquidating.

The Company intends to prepare the Plan and submit it to the Exchange by March 10, 2009.  If the Exchange determines that the Company has made a reasonable demonstration in the Plan of its ability to regain compliance with all applicable continued listing standards by August 11, 2009 (the “Deadline”), the Exchange will accept the Plan and the Company will remain listed.  If the Company does not submit a plan or if the Exchange does not accept the Plan, the Company will be subject to delisting procedures as set forth in Section 1010 and part 12 of the Company Guide.  The Company anticipates that it will be able to regain compliance with Section 704 of the Company Guide by the Deadline.

About SP Acquisition Holdings, Inc.

SP Acquisition Holdings, Inc. is a newly organized blank check company formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more businesses or assets, with a focus on the United States, Europe and Asia, that may provide significant opportunity for growth, but not limited to a particular industry.

Contact:	John McNamara
Steel Partners
590 Madison Avenue, 32nd Floor
New York, NY 10022
Tel. (212) 520-2300